EXHIBIT 10.2

Natural Resource Partners
Long-Term Incentive Plan

Phantom Unit Agreement

     AGREEMENT made as of    between GP Natural Resource Partners LLC, a Delaware limited liability company (the “Company”), and    (“Employee”).

     To carry out the purposes of the Natural Resource Partners Long-Term Incentive Plan (the “Plan”), by affording Employee the opportunity to receive cash payments based on the Fair Market Value of the Common Units (“Units”) of Natural Resource Partners L.P. (the “Partnership”), the Company and Employee hereby agree as follows:

1.	Grant of Phantom Units.

(a)	General. The Company hereby grants to Employee Phantom Units pursuant to the Plan. This grant is subject to the terms and conditions of the Plan, which is incorporated herein by reference as a part of this Agreement. A copy of the Plan is attached hereto. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

(b)	Vesting. Except as otherwise provided in Paragraph 2 hereof, all Phantom Units granted hereunder shall vest in accordance with Schedule A hereto.

2.	Events Occurring Prior to Vesting.

(a)	Death or Disability. If, prior to vesting, Employee ceases to be an employee of the Company and its Affiliates as a result of death or disability (within the Company’s policy or determination thereof), the Phantom Units then held by Employee will automatically become fully vested upon such termination.

(b)	Other Terminations. Except as provided in Paragraph 2(c) hereof, if Employee terminates from the Company and its Affiliates for any reason other than death or disability as provided in (a) above, all then unvested Phantom Units then held by Employee shall be automatically forfeited upon such termination.

(c)	Change in Control. Notwithstanding any other provision hereof, the Phantom Units shall become fully vested immediately prior to the occurrence of a Change in Control.

3.	Payment. As soon as administratively practicable after the vesting of a Phantom Unit, Employee shall be entitled to receive from the Company a cash payment based upon the Fair Market Value of the Unit on the payment date.

4.	Limitations Upon Transfer. All rights under this Agreement shall belong to Employee and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” (as defined by the Internal Revenue Code of 1986, as amended), and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement, or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

5.	Withholding of Tax. To the extent that the grant, vesting or payment of a vested Phantom Unit results in the receipt of compensation by Employee with respect to which the Company or Affiliate has a withholding obligation, Employee shall deliver to the Company or Affiliate such amount of money as the Company or Affiliate may require to meet its minimum withholding obligations under applicable tax laws or regulations. No payment of a vested Phantom Unit shall be made pursuant to this Agreement until Employee has made arrangements approved by the Company or Affiliate to satisfy all applicable minimum tax withholding requirements of the Company or Affiliate.

6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under Employee.

7.	Modification. Except to the extent permitted by the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, all effective as of the day and year first above written.

GP NATURAL RESOURCE PARTNERS LLC
By:
	Name:	Corbin J. Robertson, Jr.
	Title:	Chairman and Chief Executive Officer

EMPLOYEE

Schedule A

Units Granted	Vesting Date